\

Exhibit 99.1

The Men’s Wearhouse, Inc. News Release	For Immediate Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON – October 27, 2006 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share on the Company’s common stock, payable on December 29, 2006 to shareholders of record at the close of business on December 19, 2006.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 739 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
For additional information, please visit the company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600
# # #